UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 8, 2005

MARITRANS INC.

(Exact name of registrant specified in its charter)

Delaware	1-9063	51-0343903

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Harbour Place, Knights Run Avenue, Suite 1200, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone, including area code:               (813) 209-0600

Not applicable.

(Former name and former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On December 8, 2005, Maritrans Inc. (“we”, “us”, “our” or the “Company”), entered into a Underwriting Agreement with UBS Securities LLC, as representative of the several underwriters, that provides for the issuance and sale by the Company, and the purchase by the underwriters, of 3,000,000 shares (the “Firm Shares”), of our common stock at $26.00 per share. We have also granted to the underwriters an option to purchase up to 450,000 additional shares of our common stock (collectively with the “Firm Shares”, the “Shares”), to cover over-allotments, if any. The sale of the Firm Shares will result in net proceeds to the Company, after underwriting commissions and offering expenses of approximately $73.1 million or $24.63 per share. The offering of the Shares has been registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3 (File No. 333-128108). We expect the transaction to close on Wednesday, December 14, 2005. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this report and is incorporated by reference herein.
     This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that we believe to be reasonable as of today’s date. Statements in this Current Report on Form 8-K that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in our 2004 Annual Report on Form 10-K, our most recently filed Quarterly Report on Form 10-Q and other SEC filings. Such information contained herein represents our management’s best judgment as of the date hereof based on information currently available. We do not intend to update this information and disclaim any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
Item 9.01 Financial Statements and Exhibits
     (c)   Exhibits
     1.1   Underwriting Agreement, dated December 8, 2005, between UBS Securities LLC, as representative of the several underwriters and Maritrans Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARITRANS INC.
Date:	December 9, 2005	By:	/s/ Walter T. Bromfield
		Name:	Walter T. Bromfield
		Title:	Chief Financial Officer

Exhibit Index
     1.1    Underwriting Agreement, dated December 8, 2005, between UBS Securities LLC, as representative of the several underwriters and Maritrans Inc.